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                                                                     EXHIBIT 11.

MICROSOFT CORPORATION

COMPUTATION OF EARNINGS PER SHARE
(In millions, except earnings per share) (Unaudited)
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
                                                            Three Months Ended         Nine Months Ended
                                                                 March 31                   March 31
                                                              1994         1995        1994        1995
========================================================================================================
Weighted average number of common shares outstanding            571         582         568          581
Common stock equivalents from outstanding stock options          37          44          39           43
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Average common and common stock equivalents outstanding         608         626         607          624
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Net income                                                    $ 256       $ 396       $ 784       $1,085
========================================================================================================
Earnings per share(1)(2)                                      $0.42       $0.63       $1.29       $ 1.74
========================================================================================================

(1) Share and per share amounts for the three and nine months ended March 31, 1994 have been restated to reflect a two-for-one stock split in May 1994.

(2) Fully diluted earnings per share have not been presented because the effects are not material.





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